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                                                                     EXHIBIT 4.1

                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE                                  AUGUST 14, 1996


FOR ADDITIONAL INFORMATION:
CONTACT:  ANNETTE DIER BERTOLINI
          SENIOR VICE PRESIDENT
          CHIEF FINANCIAL OFFICER
          (916) 674-4444

YUBA CITY, CA. -- AT THE REGULAR MEETING OF THE BOARD OF DIRECTORS OF CALIFORNIA INDEPENDENT BANCORP ON TUESDAY AUGUST 13, 1996 THE DIRECTORS DECLARED A
5 PERCENT (5%) STOCK DIVIDEND ON ALL THE OUTSTANDING COMMON STOCK OF THE CORPORATION, PAYABLE SEPTEMBER 20, 1996, TO SHAREHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS AUGUST 30, 1996.

THIS STOCK DIVIDEND MARKS THE SEVENTH CONSECUTIVE YEAR DURING WHICH THE COMPANY HAS DECLARED A STOCK DIVIDEND OR STOCK SPLIT.

NET PROFIT FOR THE PERIOD ENDING JUNE 30, 1996, WAS $1,574,163 AN IMPROVEMENT OF $253,269 OR 19% OVER THE SAME PERIOD IN 1995, WHICH SAW NET PROFIT OF $1,320,894.

NET PROFIT AFTER TAX FOR THE SECOND QUARTER OF 1996 WAS $787,395, AN IMPROVEMENT OF $80,259 OR 11% OVER THE SAME QUARTER OF 1995, WHICH SAW NET PROFIT OF $707,036.

CALIFORNIA INDEPENDENT BANCORP STOCK IS NOW LISTED ON THE NASDAQ NATIONAL MARKET, USING THE TRADING SYMBOL "CIBN".

CALIFORNIA INDEPENDENT BANCORP AND ITS SUBSIDIARY, FEATHER RIVER STATE BANK, WITH $216,929,539, IN ASSETS, OPERATES SIX BRANCHES AND TWO LOAN PRODUCTION OFFICES IN YUBA, SUTTER, COLUSA, YOLO, BUTTE, AND PLACER COUNTIES.


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